EXHIBIT 10.4

                                                        SUBLEASE

                                               (Crescent V Fashion Center)
         THIS SUBLEASE is executed this 14th day of December, 1995, to be effective as of February 1, 1996 and is entered by and between TRUCKEE RIVER BANK, a California Banking Corporation (hereinafter "Sublessor" or "Lessee"), whose address is 10181 Truckee-Tahoe Airport Road, Truckee, California, 96161, and PACIFIC PAWNBROKERS, whose address is 1246 Victorian Avenue, Sparks, Nevada 89431.

                                                      I.  RECITALS

         A. On or about December 27, 1983, Sublessor, as Lessee, executed a lease agreement and addendum thereto (hereinafter the "Lease") with The Tahoe Crescent Partnership, Ltd., the current owner of the premises located at the Crescent V Fashion Center, 3980 Lake Tahoe Boulevard, South Lake Tahoe, California
         (hereinafter "Premises").

         B. Truckee River Bank, as Sublessor, desires to sublease to Sublessee the Premises, consisting of approximately 5,146 square feet, in which Sublessor holds a leasehold interest and Sublessee, after having reviewed the Lease and this Sublease, desires to lease the Premises from Sublessor.

         C. This Sublease is subject to the following conditions: (i) Sublessee obtaining a California license to engage activities as a pawnbroker and collateralized lender; (ii) Bank regulatory approval, including approval of the parent Company, Sierra Tahoe Bancorp, to Sublessor;
         (iii) the Lessor's reasonable consent to this Sublease in written form agreeable to Sublessor and Sublessee; and (iv) any reasonable written consent of any lien holder or mortgagee of Lessor holding the right of refusal with respect to the leasing of any portion of the Premises, as may be required by existing agreements between Lessor and its mortgagee.
                                                  II. TERMS OF SUBLEASE


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Sublessor  and  Sublessee  agree  that the  terms of this  Sublease  shall be as follows:

         1. Incorporation of Each and Every Lease Provision Into This Sublease; Continuation of Lessor's Status. Sublessor and Sublessee hereby incorporate by reference each and every one of the applicable terms and provisions of the Lease, as it may have been amended from time-to-time, which is attached hereto as Exhibit "A", into this Sublease as additional terms, conditions and covenants of this Sublease. Where inconsistent with this Sublease, this Sublease shall control. Although Sublessor and Sublessee agree to enter into this Sublease, and Sublessor agrees to continue to pay monetary sums due under the lease to Lessor, Sublessee acknowledges that any and all duties imposed upon Lessor and contained in the Lease shall be deemed to continue to be the responsibility of the Lessor under this Sublease and shall be performed by the Lessor under this Sublease. Any and all duties imposed upon Lessee under the Lease shall be deemed by execution of this Sublease the responsibility of the Sublessee under this Sublease and shall hereafter be performed solely by the Sublessee; provided, however, Sublessor hereby expressly retains the right to evict Sublessee or seek other remedies against Sublessee in the event of default as set forth in the Lease and, further, the foregoing transfer of benefits, duties and obligations shall not be construed as a release of Lessee/Sublessor under the Lease without the Lessor's written consent.

         2. Additional Provisions And Sublease. Subject to the terms, conditions and covenants set forth in the Lease described in Paragraph
1, the Sublessor and Sublessee agree to the following additional terms, conditions and restrictions in entering into this Sublease and which governs same:
                  A. Rental Term: Commencement; Use of Premises. The term of this Sublease shall be from February 1, 1996, or upon receipt of the last of the approvals set forth above, whichever first occurs;
provided, if the term has not commenced by June 1, 1996 this Sublease may be terminated at the option of Sublessor or Sublessee upon written notification without further recourse or liability. The Premises shall


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     be used exclusively as a jewelry store,  pawnbrokerage  and  collateralized lending facility and for no other purpose without the prior written consent of Lessor and Sublessor.

     B. Rental Term: Expiration. This Sublease shall expire on June 30, 2003 or as may otherwise sooner occur as set forth in the Lease, whichever shall first occur.

     C. Base Rental. As monthly base rental, Sublessee shall pay Sublessor the following base rental for each month or partial month it may occupy the Premises which base rental is due on or before the first day of each month of the Lease after its commencement:

                  First Month of Occupancy:                              $1,000
                  Second Month of Occupancy:                             $2,000
                  Third Month of Occupancy:                              $3,000
                  Fourth Month of Occupancy:                             $4,000
                  Fifth Month* and Thereafter:                           $4,500

*The fifth month of rental, in the sum of $4,500, shall be prepaid with the execution of this Sublease and held in a noninterest bearing account for that purpose; unless a default shall sooner occur, whereupon it may be applied according to the Lease and this Sublease.
                  D. Cost of living Adjustment. Each year, commencing on the anniversary of the date the rental term commenced as set forth in Paragraph 2(A), and each consecutive anniversary thereafter, the Base Rent set forth in Paragraph 2(C) shall be adjusted. The adjustment shall be the prior years consumer price index for all urban consumers, 1982-1984 = 100 (the "CPI") increase for the San Francisco-Oakland statistical area (or such other index that may replace same) or 5.00%, whichever is the greater sum, but in no event less than zero. Said percentage CPI increase shall be multiplied against the applicable monthly base rental that existed the month prior to the anniversary and the monetary resultant sum added to and paid with the applicable base rent to form an adjusted base rental which Sublessee shall thereafter pay each month. The adjusted base rental shall be used as the base salary the following year so as to compute the new base rent and for each year thereafter until the expiration of the Lease.

                  E. Additional Rental and Common Area Charges. Sublessee shall pay the following sums to Sublessor as additional rental, or as


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     Sublessor  may  designate,  when due:  (i) the  prorated  share of all real estate taxes associated with the Premises; (ii) the fire and liability insurance premium associated with the Premises, its structures and operations in a sum not less than its replacement value or $1,000,000, whichever is greater, and in a liability sum of $1,000,000 per accident; (iii) common area charges including all utilities, snow removal, merchants association\advertising, telephone, heating, cooling, water, sewer/septic and related maintenance for said systems and the building and its common areas not provided by Lessor under the Lease and based upon actual operating costs. All Additional Rental shall be paid to Sublessor at Post Office Box 61000, Truckee, California, 96160, or at any other place designated in writing by Sublessor. F. Alterations and Improvements To The
Premises;   Approval   of   Lessor.   Prior  to   commencing   any   remodeling,
reconstruction, signage changes, exterior color change or similar redesign, Sublessee has or will timely submit to Lessor pursuant to the Lease approval for those changes Sublessee wishes to make to the Premises. Sublessee shall not undertake said changes until Lessor has approved those changes, if approval is required by Lessor. G. Removal of Bank Equipment and Signage; Sublessor's Customers. Except for the vault and vault door, Sublessor may remove all its signage and bank equipment, including ATM, moveable fixtures and bank equipment, from the Premises prior to the commencement of this Sublease or within thirty
(30) days thereafter; provided, however, that Sublessor agrees to leave the counters for use during the term of this Sublease by Sublessee. For the term of this Sublease, Sublessee shall refer all inquiries from bank customers of Sublessor to Sublessor at such location or branch as Sublessor shall specify from time-to-time in writing to Sublessee.

     H. "As Is/Where Is" Condition of Premises; No Improvements or Repairs To Be Made By Sublessor. Sublessee agrees that, as of the date of taking possession of the Subleased Premises, they are/were in good condition. Sublessee has thoroughly inspected the Premises and found them to be suitable for any special needs or characteristics of Sublessee's business, and Sublessee accepts the Premises AS IS except for any hidden or non-disclosed defects. Sublessee expressly


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disclaims  any  reliance  on any  representations,  statements,  disclosures  or
nondisclosures   by  or  on  behalf  of  Lessor  or  Sublessor,   their  agents,
representatives, officers and employees, in entering into this Sublease. Sublessor shall perform no improvements or repairs prior to entry by Sublessee. Sublessee shall have the right to perform a physical inspection of the Premises, prior to executing this Sublease. Sublessee will, at his own expense, maintain the Subleased Premises in a state of full repair at least equal to the condition the Premises were in at the time of commencement of this Sublease and in good and safe condition during the entire term of the Sublease as required by the Lease.
                  I. Security Deposit To Be Posted By Sublessee. Upon execution of this Sublease, Sublessee shall promptly pay Sublessor the additional sum of $4,500.00 in good and collected funds not as rent but as a security deposit to be held by Sublessor in the same manner as Lessor holds Sublessor's security deposit pursuant to Paragraph 21(w) of the Lease.

         3.  Miscellaneous.   This  Sublease  supersedes  all  prior  proposals,
agreements and discussions relating to this Sublease and may not be altered without the prior written consent of each party hereto. This Sublease shall be construed under the laws of the State of California with venue appropriate in South Lake Tahoe, California or any Court having jurisdiction over such area. The attorneys fees, cost and expense provision set forth in Paragraph 21(p) of the Lease shall be deemed applicable to this Sublease and by and between Sublessor and Sublessee. Any rental that is not received pursuant to Paragraph 2(c), 2(d) or 2(e) within 10 days of its due date shall incur a late charge equal to the greater of $100 or 10% and shall thereafter accrue interest at the West Coast Low Prime Rate as published in the Wall Street Journal for the applicable periods. Each check dishonored from Sublessee's account shall incur a $25.00 return charge and after two dishonored checks in any 12 month period Sublessor may elect to receive sums due under this Sublease or the Lease in the form of cashier, certified or wired funds only.



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         IN WITNESS WHEREOF, we have executed this Sublease at South Lake Tahoe,
California, on the date specified hereinabove.

SUBLESSOR:
TRUCKEE RIVER BANK, a California Banking Corporation



By:      /s/ Martin Sorensen

Its:     President/CEO

SUBLESSEE:
PACIFIC PAWNBROKERS, a Corporation

By:      /s/ William Galine

Its:


user180\sub.cre



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                                                       Exhibit "A"
                                             (Lease Dated December 27, 1983)
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